CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - MARCH 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,962.171 units) at February 29, 2012	$9,047,965
Additions of 45.697 units on March 31, 2012	51,004
Redemptions of (0.000) units on March 31, 2012	0
Offering Costs	(3,720)
Net Income (Loss) - March 2012	(157,553)

Net Asset Value (8,007.868 units) at March 31, 2012	$8,937,696

Net Asset Value per Unit at March 31, 2012	$1,116.11

Partners' Capital - Class B

Net Asset Value (237.712 units) at February 29, 2012	$233,166
Additions of 47.505 units on March 31, 2012	45,602
Redemptions of (0.000) units on March 31, 2012	0
Offering Costs	(95)
Net Income (Loss) - March 2012	(4,879)

Net Asset Value (285.217 units) at March 31, 2012	$273,794

Net Asset Value per Unit at March 31, 2012	$959.95

Partners' Capital - Class C

Net Asset Value (8,130.036 units) at February 29, 2012	$9,490,770
Additions of 86.200 units on March 31, 2012	99,008
Redemptions of (0.000) units on March 31, 2012	0
Offering Costs	(3,918)
Net Income (Loss) - March 2012	(148,817)

Net Asset Value (8,216.236 units) at March 31, 2012	$9,437,043

Net Asset Value per Unit at March 31, 2012	$1,148.58

Partners' Capital - Class D

Net Asset Value (587.725 units) at February 29, 2012	$588,881
Additions of 96.679 units on March 31, 2012	95,004
Redemptions of (31.861) units on March 31, 2012	(31,309.00)
Offering Costs	(241)
Net Income (Loss) - March 2012	(11,102)

Net Asset Value (652.543 units) at March 31, 2012	$641,233

Net Asset Value per Unit at March 31, 2012	$982.67

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$(431,956)
Change in unrealized	280,662

Gains (losses) on forward contracts:
Realized	356,956
Change in unrealized	(516,409)
Interest Income (Loss)	1,135
Total Income	(309,612)

Expenses:
Management fee	31,900
Performance fee	(70,193)
General Partner fee	15,951
Sales and brokerage fee	27,412
Operating expenses	7,669
Total Expenses	12,739
Net Income (Loss) - March 2012	$(322,351)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on March 31, 2012	$1,116.11
Net Asset Value per Unit on February 29, 2012	$1,136.37
Unit Value Monthly Gain (Loss) %	(1.78)%
Fund 2012 calendar YTD Gain (Loss) %	1.79%

Partners' Capital - Class B

Net Asset Value per Unit on March 31, 2012	$959.95
Net Asset Value per Unit on February 29, 2012	$980.87
Unit Value Monthly Gain (Loss) %	(2.13)%
Fund 2012 calendar YTD Gain (Loss) %	1.85%

Partners' Capital - Class C

Net Asset Value per Unit on March 31, 2012	$1,148.58
Net Asset Value per Unit on February 29, 2012	$1,167.37
Unit Value Monthly Gain (Loss) %	(1.61)%
Fund 2012 calendar YTD Gain (Loss) %	1.87%

Partners' Capital - Class D

Net Asset Value per Unit on March 31, 2012	$982.67
Net Asset Value per Unit on February 29, 2012	$1,001.97
Unit Value Monthly Gain (Loss) %	(1.93)%
Fund 2012 calendar YTD Gain (Loss) %	2.36%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
March ended an overall profitable first quarter of 2012 with a pullback in performance.  The majority of losses stemmed from a mid-month reversal of the longstanding upward trend in fixed income prices.  Additional losses in Foreign Exchange trading were more than offset by gains in the Commodities and Equity Indices sectors.  The diversity of markets held in the Fund helped to mitigate losses as the Fixed Income sector experienced particularly high volatility.

Better-than-expected economic data and the U.S. FOMC raising their assessment of the U.S. economy reduced the market’s expectation of additional Fed support and caused a move away from safe haven assets.  Fixed income prices tumbled across the curve and the Fund’s long position in the sector suffered.  Concerns over demand for commodities also caused losses for the Fund as signs of a slowing economy in China caused the depreciation of the commodity-linked currencies of Australia and New Zealand.  Gains in Equity Indices and Energies offset some losses as the Fed reaffirmed its easy-money policy, sending stocks higher, and the existing upward trend in oil and downward trend in natural gas extended.

The Fund’s strategies have seen significant gains over the past several months in the long fixed income trade and a sudden reversal in such a strong trend is bound to cause some losses.  It is because of the volatility in any single market or basket of correlated markets that we remain diversified and monitor the Fund to reduce the concentration of risk to any single factor.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.